    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 1997
                                           REGISTRATION STATEMENT NO. 333-______
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               OVERLAND DATA, INC.
             (Exact name of registrant as specified in its charter)
          CALIFORNIA                                   95-3535285
  (State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                     Identification No.)

                               8975 BALBOA AVENUE
                        SAN DIEGO, CALIFORNIA  92123-1599
                                 (619) 571-5555
             (Address and telephone number, including area code, of
                          principal executive offices)

                            ------------------------
                        1996 EMPLOYEE STOCK PURCHASE PLAN
                             1995 STOCK OPTION PLAN
                            1993-A STOCK OPTION PLAN
                             1993 STOCK OPTION PLAN
                     1992-A NON-QUALIFIED STOCK OPTION PLAN
                      1991 NON-QUALIFIED STOCK OPTION PLAN
                      1987 NON-QUALIFIED STOCK OPTION PLAN
              SCOTT MCCLENDON NON-QUALIFIED STOCK OPTION AGREEMENT
                            (Full title of the plans)

                            ------------------------

                                 SCOTT MCCLENDON
                                    PRESIDENT
                               8975 BALBOA AVENUE
                        SAN DIEGO, CALIFORNIA  92123-1599
                                 (619) 571-5555
 (Name, address and telephone number, including area code, of agent for service)

                            ------------------------
     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON
            FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                  CALCULATION OF REGISTRATION FEE
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                                                                  PROPOSED MAXIMUM          PROPOSED MAXIMUM
            TITLE OF SECURITIES               AMOUNT TO BE         OFFERING PRICE          AGGREGATE OFFERING       AMOUNT OF
             TO BE REGISTERED                 REGISTERED (1)         PER UNIT (2)             PRICE (1)(2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value  . . . . . . .       2,000,000              $6.45                   $12,892,399            $3,907
------------------------------------------------------------------------------------------------------------------------------------
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

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1). The proposed maximum aggregate offering price is based on (i) the aggregate price of $951,609 at which the 805,921 options currently outstanding may be exercised and (ii) an assumed offering price of $10.00 per share for the remaining 1,194,079 shares of Common Stock covered by this Registration Statement.

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

RE-OFFER PROSPECTUS
                               OVERLAND DATA, INC.
                        2,000,000 Shares of Common Stock
                             no par value per share

All of the shares of Common Stock, no par value (the "Common Stock"), of Overland Data, Inc., a California corporation ("Overland" or the "Company"), registered hereunder are for the account of the holders (collectively, the "Selling Shareholders") of (i) options granted under the Company's 1995 Stock Option Plan (the "1995 Plan"), 1993-A Stock Option Plan (the "1993-A Plan"), 1993 Stock Option Plan (the "1993 Plan"), 1992-A Non-Qualified Stock Option Plan (the "1992-A Plan"), 1991 Non-Qualified Stock Option Plan (the "1991 Plan"), 1987 Non-Qualified Stock Option Plan (the "1987 Plan"), and the Scott McClendon Non-Qualified Stock Option Agreement (the "McClendon Agreement"), and (ii) shares issued under the Company's 1996 Employee Stock Purchase Plan (the "1996 Plan"). The Selling Shareholders shall include those individuals specifically named in the section of this Prospectus entitled "Selling Security Holders," as well as certain Selling Shareholders whose names are not known as of the date of this Prospectus. For purposes of this Prospectus, the 1996 Plan, the 1995 Plan, the 1993-A Plan, the 1993 Plan, the 1992-A Plan, the 1991 Plan, the 1987 Plan and the McClendon Agreement are hereinafter collectively referred to as the "ODI Plans."

The Company will not receive any proceeds from the sale of shares of Common Stock sold by the Selling Shareholders. The Company will receive, however, cash in the amount of the exercise price with respect to the options granted under the ODI Plans (collectively, "Options"), to the extent not previously exercised, and such proceeds will be applied towards the Company's working capital. In addition, the Company will receive proceeds from the Company's employees who participate in the 1996 Plan and such proceeds will be applied towards the Company's working capital.

The Company's Common Stock is traded on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"), under the symbol OVRL. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

 SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN MATTERS THAT
                  SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 21, 1997.

The Company anticipates that sales may be effected from time to time, by or for the accounts of the Selling Shareholders, in the Nasdaq market, in negotiated transactions, or otherwise. Sales will be made through broker-dealers acting as agent for the Selling Shareholders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the Nasdaq market, in negotiated transactions, or otherwise. Sales will be made either at market prices prevailing at the times of the sales or at negotiated prices. (See "Plan of Distribution.")

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission by the Company can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Company's Common Stock is traded on the Nasdaq National Market System. Annual reports and other reports and information concerning the Company can also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, D.C. 20006-1500.

The Company has filed with the Commission a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules promulgated thereunder, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and reference is made to the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). This Web site can be accessed at http://www.sec.gov. The Company is subject to the periodic reporting and other information requirements of the Exchange Act. Such reports may also be inspected and obtained from the Commission as noted above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following Company documents shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

(1) Form S-1 Registration Statement (No. 333-18583), filed with the Commission on December 23, 1996, as amended, including all exhibits and schedules thereto;

(2) Form 8-A Registration Statement (No. 000-22071), filed with the Commission on January 29, 1997, including all exhibits and schedules thereto; and

(3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such persons, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Mr. Vernon A. LoForti, Chief Financial Officer, Overland Data, Inc., (i) if by telephone to (619) 571-5555 or
(ii) if by mail to 8975 Balboa Avenue, San Diego, California 92123-1599.

                                   RISK FACTORS

     THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     The market for the Company's products is generally characterized by rapid technological change and evolving industry standards and is highly competitive with respect to timely innovation. The future success of the Company will depend on its ability to anticipate changes in technology, to develop new and enhanced products on a timely and cost-effective basis and to introduce, manufacture and achieve market acceptance of such new and enhanced products. In particular, the Company's future success is dependent on its LibraryXpress product line, the initial product of which, the LXB, commenced shipment in March 1996. During the first quarter of calendar year 1997, the Company intends to commence shipment of the LXG global control unit of the LibraryXpress product line, which will create what the Company believes will be the first automated tape library in its capacity class which is truly "scalable." Prototypes of the LXG were shipped in November 1996. The LXB and the other planned units of the LibraryXpress product line have not yet achieved widespread market acceptance and are anticipated to confront increasing competition both from competitive automated tape library products, as well as other storage devices that may be developed in the future. The DLT tape drives used by the Company in its LibraryXpress products are obtained from a sole supplier, Quantum Corporation ("Quantum"), which from time to time has placed customers such as the Company (and its competitors) on allocation due to shortages of its components. Development schedules for high technology products are inherently subject to uncertainty and there can be no assurance that the Company will be able to meet its product development schedules, including those for the LibraryXpress product line, or that development costs will be within budgeted amounts. If the products or product enhancements that the Company develops are not deliverable due to developmental problems, quality issues or component shortage problems or if such products or product enhancements do not achieve market acceptance or are unreliable, the Company's business, financial condition and results of operations may be materially and adversely affected. The introduction (whether by the Company or its competitors) of new products embodying new technology such as new sequential or random access mass storage devices and the emergence of new industry standards can render existing products obsolete or not marketable. For example, the Company believes that its sales of Quantum products which it distributes declined from $6.0 million in the first half of fiscal year 1996 to $1.8 million in the first half of fiscal year 1997, largely as a result of a decline in sales of the Quantum DLT 2500/2700/4500/4700 loaders which have been replaced by the Company's sales of the LXB, which amounted to approximately
$5.4 million in revenues during the first half of fiscal year 1997. Similarly, the Company anticipates a continued migration by users of its 18-track products to its 36-track products. In addition, 9-track product sales of $5.8 million in the first half of fiscal year 1997 declined 30.1% from the first half of fiscal year 1996, reflecting the general maturity of the

9-track tape technology and a movement by the Company's customers to more technologically advanced products.

COMPETITION AND PRICE PRESSURE

     The worldwide tape storage market is intensely competitive as a large number of manufacturers of alternative tape technologies compete for a limited number of customers and barriers to entry are relatively low in the library category. The Company currently participates in three market areas which are defined by different tape technologies: (i) network data storage; (ii) data backup and interchange based on IBM compatible 3480/3490 technology; and
(iii) data interchange based on 9-track reel-to-reel technology. In each of these areas, many of the Company's competitors have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in manufacturing, marketing and distributing products than the Company. For network data storage, the LibraryXpress LXB product currently competes with products made by Advanced Digital Information Corporation, ATL Products, Inc., Breece Hill Technologies, Inc., Hewlett-Packard Company ("Hewlett-Packard"), Quantum and Storage Technology Corporation, and the Company believes that additional competitors can be expected to enter the market. For the data backup and interchange market, which is based on IBM compatible 3480/3490 technology, the Company offers a product line of 18 and 36-track products, which the Company believes compete primarily with products made by Fujitsu Computer Products of America, Inc., Hitachi Data Systems Corporation, Laser Magnetic Storage and Storage Technology. For the 9-track data interchange market, the Company believes it competes with Anritsu American Incorporated, Hewlett-Packard and M4 Data, Inc. Except for the 9-track data interchange market, the markets for the Company's products are characterized by significant price competition, and the Company anticipates that its products will face increasing price pressure. This pressure could result in significant price erosion, reduced profit margins and loss of market share, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON CERTAIN SUPPLIERS

     The Company's products have a large number of components and subassemblies produced by outside suppliers and it is highly dependent on such suppliers for components and subassemblies, including DLT tape drives, read-write heads, printed circuit boards and integrated circuits, which are essential to the manufacture of the Company's products. In addition, for certain of these items, the Company qualifies only a single source, which can magnify the risk of shortages and decrease the Company's ability to negotiate with its suppliers on the basis of price. If such shortages occur, or if the Company experiences quality problems with suppliers, shipments of products could be significantly delayed or costs significantly increased, which would have a material adverse effect on the Company's business, financial condition and results of operations. Specifically, the Company's new LibraryXpress automated tape libraries incorporate DLT tape drives manufactured by Quantum, which is also a competitor of the Company in that Quantum markets its own tape drives and tape loader products. Currently, there are no alternative sources for the DLT tape drives supplied by Quantum. The Company does not have a long-term contract with Quantum, which could cease supplying DLT tape drives directly to the Company. From time to time in the past, the Company has not been able to obtain as many drives as it has needed from Quantum due to drive shortages or quality issues. Any prolonged inability to obtain adequate deliveries could require the Company to pay more for components, parts and other supplies, seek alternative sources of supply, delay shipment of products and damage relationships with current and prospective customers. Any such delay or damage could have a material adverse effect on the Company's business, financial condition and results of operations. During the past 12 months, the Company has experienced problems with the quality and timeliness of the supply of DLT drives and read-write heads, each of which is a sole source component. Such problems have adversely affected the Company's sales during this period. While the Company believes that the problems relating to these components have been resolved, no assurance can be given that such problems will not re-occur or that the Company will not experience similar or more serious disruptions in supply in the future.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS

     The Company markets its products to original equipment manufacturers ("OEMs"), value-added resellers ("VARs"), systems integrators, distributors, resellers and end-user customers. The Company's sales to its top five customers accounted for 34% of the Company's total sales in fiscal year 1996, with Digital Equipment Corporation ("DEC"), a major customer since 1993, accounting for 23% of such sales. During the first half of fiscal year 1997, the Company's sales to its top five customers and to DEC accounted for 34% and 21% of total sales, respectively. In October 1996, the Company signed a five-year agreement with IBM to supply its 36-track products. The Company anticipates that the percentage of its sales to these top two customers will increase significantly during fiscal year 1997 and could account for as much as 30% of the Company's sales. As is typical in the industry, the Company's OEM contracts provide for annual price reviews and the customers are not required to purchase minimum quantities. Orders may be rescheduled or canceled outside 30 days of shipment without penalty. The loss of one or more of these customers due to competition from other vendors, consolidation, substantial cancellations by them, or the receipt of orders below anticipated amounts would have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN RESULTS

     The Company's results can fluctuate substantially from time to time for various reasons. All of the markets served by the Company are volatile and subject to market shifts, which may or may not be discernible in advance by the Company. A slowdown in the demand for workstations, mid-range computer systems and networks could have a significant adverse effect on the demand for the Company's products in any given period. The Company has experienced delays in receipt of purchase orders and, on occasion, anticipated purchase orders have been rescheduled or have not materialized due to changes in customer requirements. The Company's customers may cancel or delay purchase orders for a variety of reasons, including the rescheduling of new product introductions, changes in their inventory practices or forecasted demand, general economic conditions affecting the computer market, changes in pricing by the Company and its competitors, new product announcements by the Company or others, quality or reliability problems related to the

Company's products, or selection of competitive products as alternate sources of supply. In addition, because a large portion of the Company's sales are generated by its European distributor channel (20% in fiscal year 1996), the first fiscal quarter (July through September) is impacted by seasonally slow European orders, reflecting the summer holiday period in Europe. The Company's operations may reflect substantial fluctuations from period to period as a consequence of such industry shifts, price erosion, general economic conditions affecting the timing of orders from customers, as well as other factors discussed herein. In particular, the Company's ability to forecast sales to distributors and VARs and, increasingly to OEMs, is especially limited as such customers typically provide the Company with relatively short order lead times or are permitted to change orders on short notice, respectively. A portion of the Company's expenses are fixed and difficult to reduce should revenues not meet the Company's expectations, thus magnifying the material adverse effect of any revenue shortfall. The Company's gross profit has fluctuated and will continue to fluctuate quarterly and annually based upon a variety of factors such as the level of utilization of the Company's production capacity, changes in product mix, average selling prices, demand or manufacturing yields, increases in production and engineering costs associated with initial production of new programs, changes in the cost of or limitations on availability of materials and labor shortages. During the first half of fiscal year 1997, the Company reported a gross margin of 36% which was higher than its average quarterly gross margin during fiscal years 1994, 1995 and 1996. Management does not believe that this gross margin level, which was positively affected by an increase in the sales of the LibraryXpress and a decrease in sales of distributed product, will be maintained. Generally, new products have higher gross margins than more mature products. Therefore, the Company's ability to introduce new products in a timely fashion is an important factor to its profitability. Based upon all of the foregoing, the Company believes that period-to-period comparisons of its revenues and operating results will continue to fluctuate and are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, in some future quarter the Company's revenues and operating results could be below the expectations of public market analysts or investors, which could result in a material adverse effect on the price of the Common Stock.

REPLACEMENT OF INFORMATION SYSTEMS

     In July 1996, the Company began a project to replace its enterprise-wide information and business systems by the end of fiscal year 1997 to more effectively address the complexities of the Company's business and to support its growth in the next five years. Although the Company has not experienced any delays in this effort to date, there can be no assurance that future delays in the implementation process will not occur. The failure to successfully accomplish the replacement of these systems in a timely manner, or any failure otherwise to achieve the necessary levels of information and business system support, could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO FOREIGN SOURCING AND FOREIGN SALES

     Because a number of the Company's key components are currently manufactured in Singapore and Malaysia, its results of operations can be affected by fluctuations in currency exchange rates. The Company's international procurement is also subject to certain other risks common to foreign operations in general, including government regulation and import restrictions. During fiscal year 1996, approximately 10% of the Company's cost of goods sold consisted of materials purchased from suppliers in Singapore and Malaysia. An adverse foreign exchange movement of the U.S. dollar versus the Singapore dollar or other currency, or the imposition of import restrictions or tariffs by the U.S. government on products or components shipped from Singapore, Malaysia or another country could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because of the Company's use of components produced overseas, the sale of the Company's products to domestic federal or state agencies may be restricted by limitations imposed by the Buy American Act or the Trade Agreement Act.

     Direct international sales accounted for 27% of sales in fiscal year 1996 and the Company expects that international sales will continue to grow and represent an even greater proportion of the Company's revenue. Sales to customers outside the U.S. are subject to various risks, including the imposition of governmental controls, the need to comply with a wide variety of foreign and U.S. export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, longer payment cycles typically associated with international sales and the greater difficulty of administering business overseas. Furthermore, although the Company endeavors to meet standards established by foreign regulatory bodies, there can be no assurance that the Company will be able to comply with changes in foreign standards in the future. The inability of the Company to design products that comply with foreign standards could have a material adverse effect on the Company. Currently, all of the Company's sales are U.S. dollar denominated and fluctuations in the value of foreign currencies relative to the U.S. dollar could therefore make the Company's products less price competitive. However, the Company has plans to expand its presence in Europe through its operation in the United Kingdom in the last half of fiscal year 1997 and to bill customers for product shipped from England in other foreign currencies. When this occurs, a decrease in the value of the other foreign currencies in relation to the U.S. dollar after establishing prices and before receipt of payment by the Company would have an adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY EMPLOYEES

     The Company's future success depends in large part on its ability to retain certain key executives and other key personnel, many of whom have been instrumental in developing new technologies and setting strategic plans. The Company's growth and future success will depend in large part on its continuing ability to hire, motivate and retain highly qualified management, technical, sales and marketing team members. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified personnel in the future.

TECHNOLOGY AND INTELLECTUAL PROPERTY

     The Company believes that, because of the rapid pace of technological change in the tape storage industry, patent and trade secret protection are less significant than factors such as the knowledge, ability and experience of the Company's personnel, new product introductions and product enhancements. Nonetheless, the Company's ability to compete effectively depends in part on its ability to develop and maintain proprietary aspects of its technology. There can be no assurance that any future patents will be granted or that any patents will be valid or provide meaningful protection for the Company's product innovations. In addition, the laws of certain foreign countries may not protect the Company's intellectual property to the same extent as U.S. laws. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company. The Company also relies on a combination of copyright, trademark, trade secret and other intellectual property laws to protect its proprietary rights. Such rights, however, may not preclude competitors from developing substantially equivalent or superior products to those of the Company's. In addition, many aspects of the Company's products are not subject to significant intellectual property protection. While the Company is not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that it will not become so involved in the future or that its products do not infringe any intellectual property or other proprietary right of any third party. An adverse outcome in litigation or similar proceedings could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from others or require the Company to cease marketing or using certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company may in the future pursue acquisitions of complementary businesses, products or technologies as it seeks to expand and increase the value-added component of its product offerings. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and personnel of the acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no direct prior experience, and the potential loss of key employees of the acquired business. In addition, future acquisitions by the Company may result in potentially dilutive issuances of equity securities and the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets which could adversely affect the Company's business, financial condition and results of operations.

WARRANTY EXPOSURE

     The Company generally provides a two-year, return-to-factory warranty on its products. For certain products, it provides a two-year on-site warranty which is supplied by a third party service provider. The Company pays the service provider in advance the negotiated price of the contract and the service provider is then responsible for the costs of providing warranty service during the term of the contract. For products which the Company distributes and for tape drives used in the Company's products but manufactured by a third party, the Company passes on to the customer the related manufacturer's warranty. Although the Company has established reserves for the estimated liability associated with product warranties, there can be no assurance that such reserves will be adequate or that the Company will not incur substantial warranty expenses in the future with respect to new or established products.

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the date of this Prospectus, there has been no public trading market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The stock market has from time to time experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Announcements of new products or accounts by the Company or its competitors, changes in earnings estimated by analysts and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant impact on the market price and marketability of the Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and the Company's ability to raise capital through future equity financing.

ABSENCE OF DIVIDENDS

     The Company has not paid any dividends on its Common Stock and does not anticipate paying any dividends on such stock in the foreseeable future. In addition, the Company's current bank credit line prohibits the payment of dividends.

EFFECT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Company's initial public offering, 3,000,000 shares of Common Stock (3,450,000 shares if the over-allotment option is exercised in full) will be eligible for immediate sale in the public market without restriction unless they are held by affiliates of the Company. After the completion of such offering, 6,932,862 of the outstanding shares will be "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. However, substantially all of these shares will be eligible for sale pursuant to Rule 144 beginning 90 days after the completion of such offering. Of this total, approximately 6,221,024 shares will be subject to the volume and manner of sale limitations of Rule 144 and approximately 711,838 shares will be eligible for resale without such restrictions pursuant to Rule 144(k) after the completion of such offering. In addition, under Rule 701 of the Securities Act ("Rule 701"), any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and affiliates are entitled to sell their Rule 701 shares without having to comply with holding-period restrictions under Rule 144, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Exchange Act. During the two-year period ended December 31, 1996, approximately 435,820 shares of Common Stock were issued pursuant to the exercise of stock options and, at December 31, 1996, stock options for 805,921 shares of Common Stock were outstanding. The directors, officers and certain current shareholders of the Company, beneficially holding an aggregate of 6,005,079 shares, have agreed not to sell or otherwise dispose of any such shares for at least 180 days from the date of this Prospectus. Thereafter, these shares will generally be eligible for immediate sale in the public market without restriction. Furthermore, certain of the Company's current shareholders and the holder of the Company's outstanding warrant have been granted certain "piggy-back" registration rights with respect to the shares of Common Stock owned by them or to be issued to them. No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market, particularly by directors and officers of the Company, or the perception that such sales could occur, could have an adverse impact on the market price of the Common Stock.

FAIR PRICE PROVISION

     The Company's Articles of Incorporation (the "Articles") include a "fair price" provision that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock sold by the Selling Shareholders. The Company intends to retain the proceeds received from the exercise of the Options, if any, for the operation and expansion of its business.


                                 DIVIDEND POLICY

     The Company has not paid cash dividends on its Common Stock to date and does not anticipate doing so in the foreseeable future. In addition, the Company's current bank line of credit prohibits the payment of cash dividends on its capital stock without the bank's prior written consent.

                                   THE COMPANY

     Overland designs, develops, manufactures, markets and supports magnetic tape data storage systems used by businesses for backup, archival and data interchange functions. The Company primarily offers three product lines-- LibraryXpress, TapeXpress and TapePro--which are designed to meet the data storage needs of client/server networks, workstations, minicomputers and personal computers. Overland believes that it is well positioned to take advantage of the rapidly increasing demand for storage capacity, particularly that created by the growth in client/server networks. To address this growing network storage demand, Overland introduced the LXB in March 1996, the first product of its LibraryXpress line of automated tape libraries. In August 1996, BYTE Magazine selected the LXB as the "Best Overall DLT Tape Library." The Company believes that, with the anticipated delivery of the LXG control unit during the first quarter of calendar year 1997, LibraryXpress will constitute the first automated tape library in its capacity class that is truly "scalable" in that it is designed to allow end-users to reconfigure specific combinations of drives and cartridges as their storage requirements change without having to replace their existing Overland equipment. Management believes that LibraryXpress has significant market potential because it is designed to enable companies to increase their storage capacity in a cost effective manner as their businesses grow.

     The Company's TapeXpress product line consists of 18/36-track tape drives and loaders based on an IBM standard and, in October 1996, IBM selected the Company to be a supplier of 36-track products. With its TapePro product line, Overland is a leading supplier of 9-track reel-to-reel products used in data interchange. In addition, the Company distributes a line of DLT-based products manufactured by Quantum and markets various other products, including controller cards which connect its tape drives to personal computers, interchange software developed by the Company, storage management software supplied by third parties, spare parts and tape media. With the exception of the tape drives in its LibraryXpress product line, all of the Company's products are designed and manufactured in-house. The Company's products combine electro-mechanical robotics, electronic hardware and firmware, which are developed by the Company with an emphasis on efficiency of design, functionality and reliability.

     Overland's principal executive offices are located at 8975 Balboa Avenue, San Diego, California, 92123-1599. Its telephone number is (619) 571-5555.

                        STOCK AND EMPLOYEE BENEFIT PLANS

     1995 STOCK OPTION PLAN. The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors in October 1995 to attract, retain and provide additional incentive to directors, employees and consultants of the Company. Options granted under the 1995 Plan may be either incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or non-statutory stock options. A total of 372,500 shares of Common Stock have been reserved for issuance under the 1995 Plan.

     The 1995 Plan is administered by the Compensation Committee which has the authority to determine the terms of the options granted. In the event of option grants or stock purchase rights awarded to directors of the Company, the administration of such grants or awards must comply with Rule 16 promulgated under the Exchange Act. Each option has a term specified in its option agreement; provided, however, that no term can exceed ten years from the date of grant and options must be exercisable at the rate of at least 20% per year over five years from the date of grant. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all outstanding classes of stock of the Company or any of its subsidiaries (a "10% Optionee"), the term of the option cannot exceed five years from the grant date. No option granted under the 1995 Plan may be transferred by the optionee other than by will or the laws of descent or distribution and each option may be exercised, during the lifetime of the optionee, only by such optionee. In the event an optionee's service terminates for any reason other than death or total disability, any options held which have not yet vested will expire and become unexercisable.
All of the optionee's options which have vested shall expire and become unexercisable on the earliest of the expiration date stated in the agreement or the date 30 days (or six months after total disability) after the termination of the optionee's service. The number of shares under each option and the price of any shares under such option may be adjusted in a manner consistent with any capital adjustment resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, or a combination or exchange of shares.

     The exercise price of all incentive stock options granted under the 1995 Plan must be no less than 100% of the fair market value per share on the date of grant. In the case of non-statutory stock options, the per share exercise price may be no less than 85% of the fair market value per share on the date of grant. With respect to a 10% Optionee, the exercise price of any option granted must be no less than 110% of the fair market value per share on the date of grant. Each option is designated in the written option agreement as either an incentive stock option or a non-statutory stock option. However, to the extent that the aggregate fair market value of shares subject to an optionee's incentive stock options, which become exercisable for the first time during any year, exceeds $100,000, the excess options shall be treated as non-statutory stock options.

     At December 31, 1996, there were outstanding options under the 1995 Plan to purchase an aggregate of 25,000 shares of Common Stock at an exercise price of $3.66. The 1995 Plan will expire in 2005 unless terminated at an earlier date by action of the Board of Directors. At December 31, 1996, there were outstanding options under other ODI Plans, which were previously terminated by the Company, to purchase an aggregate of 780,921 shares of Common Stock at a weighted average exercise price of $1.10.

     1996 EMPLOYEE STOCK PURCHASE PLAN. In December 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "1996 Plan"), the purpose of which is to provide an opportunity for the Company's employees to purchase shares of the Company's Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The 1996 Plan will allow employees to purchase shares of Common Stock through payroll deductions. An administrative committee appointed by the Board of Directors (the "Administrative Committee") will determine periods of up to 27 months (each an "Option Period"), during which each participant in the 1996 Plan will be granted an option to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such participant during each six-month period within a particular Option Period, as approved by the Board of Directors. The 1996 Plan provides that (i) no employee shall be entitled to accrue rights to purchase shares under the 1996 Plan at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for any calendar year in which such option is outstanding at any time, and (ii) the maximum number of shares subject to any option shall not exceed 1,500. Employees participating in the 1996 Plan may purchase shares of Common Stock under each option at a price per share equal to the lower of
(x) 85% of the fair market value of the Common Stock on the date of commencement of participation in the 1996 Plan offering period or (y) 85% of the fair market value of a share of Common Stock on the date of purchase. Generally, any employee, including executive officers, regularly employed on a full-time basis by the Company or by Overland Data (Europe) Limited, a wholly-owned subsidiary of the Company, on the first day of each Option Period is eligible to participate in the 1996 Plan, subject to minimum eligibility periods, if any, as established by the Administrative Committee. Participants may authorize payroll deductions of up to 15% of their compensation, including base, overtime and commissions, for the purchase of shares of Common Stock under the 1996 Plan.
The 1996 Plan authorizes the Company to issue up to 250,000 shares of Common Stock pursuant to the 1996 Plan. As of the date hereof, no shares of Common Stock have been purchased under the 1996 Plan. The 1996 Plan will terminate in January 2007.

                                    DILUTION

     As of February 21, 1997, the net tangible book value of the Company's Common Stock was $34,089,185 or $3.43 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock. The pro forma net tangible book value at February 21, 1997, after giving effect to the distribution of (i) the 805,921 shares of Common Stock currently underlying outstanding Options under the ODI Plans and (ii) the remaining 597,500 shares of Common Stock reserved for issuance under the 1995 Plan and the 1996 Plan, will increase to $3.62 per share of Common Stock. Assuming an average exercise or purchase price of $4.94 per share of Common Stock (which is the weighted average of (i) $1.18 per share of Common Stock for outstanding Options under the ODI Plans and (ii) $10.00 per share of Common Stock for shares reserved for issuance under the 1995 Plan and the 1996 Plan), there will be an immediate increase in net tangible book value of $0.18 per share to existing shareholders and an immediate dilution of $1.32 per share to the purchasers of such shares of Common Stock.

     The following table illustrates the dilution per share as described above:

     Assumed average exercise or purchase price per share. . . . . . . . . $4.94

          Net tangible book value per share at February 21,                -----
          1997, before the distribution of the shares
          hereunder. . . . . . . . . . . . . . . . . . . . . . . $3.43
                                                                 -----
          Increase attributable to purchase of shares of
          Common Stock by new purchasers . . . . . . . . . . . .  0.19
                                                                 -----
     Pro forma net tangible book value per share of Common
     Stock at February 20, 1997, after the distribution
     of the shares hereunder . . . . . . . . . . . . . . . . . . . . . . .  3.62
                                                                           -----

     Dilution per share to new purchasers  . . . . . . . . . . . . . . . . $1.32
                                                                           -----

     At December 31, 1996, the Company also had an outstanding warrant to purchase an aggregate of 17,046 shares of Common Stock at a price of $4.40 per share. To the extent this warrant is exercised, there will be further dilution to the purchasers of the shares of Common Stock hereunder.

                            SELLING SECURITY HOLDERS

     The following table sets forth the names of individuals who are known as of the date of this Prospectus to hold (i) Options issued pursuant to the ODI Plans of which the Shares Common Stock underlying such Options will be eligible for resale upon effectiveness of this Registration Statement and
(ii) shares of Common Stock resulting from the previous exercise of Options issued pursuant to the ODI Plans, which shares will be eligible for resale upon effectiveness of this Registration Statement. The amounts of Common Stock listed in the table assumes that all such shares of Common Stock currently held in the form of Options pursuant to the ODI Plans are exercised and are subsequently sold regardless of whether any such individuals have a present intent to sell.



                                                                    Number of               Number of      Number of
                                                                    Shares of               Shares of      Shares of
                                                                     Common                   Common        Common
                                         Relationship              Stock Owned     % Held     Stock       Stock Owned    % Held
                                             with                 Prior to the  Prior to the  to be        After the    After the
            Name                            Company                 Offering    Offering(1)    Sold         Offering    Offering(1)
-------------------------           -----------------------       ------------  ----------  ----------   -----------    ----------
John W. Adams                        Employee                        48,000          *        18,000         30,000        *
Ross Thomas Alexander                Employee                         8,210          *         5,150          3,060        *
Robert V. Allen                      Employee                         1,880          *         1,880            -          *
Richard W. Allen                     Employee                         3,000          *         3,000            -          *
Rebecca A. Amroian                   Employee                        15,000          *        10,000          5,000        *
Gail & Paul Anderson                 Ex-Employee                     45,863          *         7,170         38,693        *
Teresa L. Baltao                     Employee                        39,710          *        18,475         21,235        *
Ramon Banuelos                       Ex-Employee                        530          *           530            -          *
David Barbour                        Employee                         4,000          *         4,000            -          *
Charles F. Barr                      Employee                         3,000          *         3,000            -          *
Valerie H. Barr                      Employee                        10,500          *        10,500            -          *
Family Trust Barton                  Ex-Employee                    333,414        3.10%      80,200        253,214      2.36%
Kenneth F. Berling                   Employee                         3,690          *         3,690            -          *
Romaneth T. Blackwood                Employee                         4,500          *         4,500            -          *
Larry R. Board                       Employee                         3,000          *         3,000            -          *
John A. Boyken                       Employee                        54,190          *        15,390         38,800        *
William L. Boyken                    Employee                         9,656          *         3,860          5,796        *
Larry D. Brown                       Ex-Employee                     12,266          *         9,780          2,486        *
Sancta Cantrell                      Employee                         1,000          *         1,000            -          *
Souphab Channongphone                Employee                           210          *           210            -          *
Annette Choi                         Employee                        26,000          *        18,500          7,500        *
John F. Cloyd                        Employee                        18,555          *        10,000          8,555        *
Stephen J. Crompton                  Employee                        17,500          *        17,500            -          *
George Cummings                      Ex-Employee                     77,100          *        51,400         25,700        *
Daniel M. Davies III                 Employee                         7,000          *         7,000            -          *
Timothy R. Dowty                     Ex-Employee                     23,735          *         9,117         14,618        *
Jon Drechny                          Ex-Employee                      3,610          *         3,610            -          *
Minh Q. Duong                        Employee                         2,000          *         2,000            -          *
Sergio M. Encarnacao                 Employee                        17,000          *        14,500          2,500        *
Charles R. Earnhart                  Vice President of Operations   109,000        1.02%      52,150         56,850        *
Ronald S. Fenn                       Employee                         5,000          *         5,000            -          *
Martha T. Foltyn                     Employee                        23,000          *        18,000          5,000        *
Maurice Fracker                      Ex-Employee                     31,540          *         1,540         30,000        *
Joseph A. Fryberger                  Employee                        28,500          *        19,000          9,500        *
Bela Geczy                           Ex-Employee                     40,800          *        27,200         13,600        *
Kenneth D. Geist                     Employee                         3,000          *         3,000            -          *
Martin D.Gray                        Vice President,
                                     Secretary and Director       1,759,340       16.38%      28,640      1,730,700      16.12%
Peter Groel                          Ex-Employee                    112,500        1.05%      75,000         37,500        *

                                      -17-


                                                                    Number of               Number of      Number of
                                                                    Shares of               Shares of      Shares of
                                                                     Common                   Common        Common
                                         Relationship              Stock Owned     % Held     Stock       Stock Owned    % Held
                                             with                 Prior to the  Prior to the  to be        After the    After the
            Name                            Company                 Offering    Offering(1)    Sold         Offering    Offering(1)
-------------------------           -----------------------       ------------  ----------  ----------   -----------    ----------
Nancy D. Gutierrez                   Ex-Employee                        650          *           650            -          *
Kenneth Brooks Hinkle                Employee                         4,800          *         4,800            -          *
Quan M. Hong                         Employee                         2,000          *         2,000            -          *
Alan Jacques                         Employee                         3,000          *         3,000            -          *
Shannon L. Kendall                   Employee                         2,000          *         1,000          1,000        *
Kevin T. Kersey                      Employee                        39,000          *        30,000          9,000        *
Colin Kidd                           Consultant                       2,000          *         2,000            -          *
Robert Kingsley                      Employee                        42,620          *        10,620         32,000        *
Frank R. Kirchhoff                   Vice President of Sales        171,029        1.59%     123,443         47,586        *
Uri Kullman                          Employee                         5,000          *         5,000            -          *
Gregg Landers                        Ex-Employee                        600          *           600            -          *
Robert E. Lidberg                    Employee                         8,500          *         8,500            -          *
Vernon A. LoForti                    Employee                        52,150          *        52,150            -          *
Wendy J. MacDonald                   Employee                         2,300          *         2,300            -          *
Larry Macree                         Employee                         1,000          *         1,000            -          *
Elizabeth Mammini                    Employee                         2,900          *         2,900            -          *
Jack Marion                          Ex-Employee                     35,650          *        35,650            -          *
Scott McClendon                      President, Chief Executive
                                     Officer and Director           468,380        4.36%     217,380        251,000      2.34%
Jeffrey S. McGee                     Employee                         1,125          *         1,125            -          *
Tony Merdian                         Ex-Employee                     75,901          *        75,901            -          *
Charles E. Monts                     Ex-Employee                      3,466          *           800          2,666        *
John F. Murphy                       Employee                        26,080          *        19,500          6,580        *
Nick Nakhonthap                      Ex-Employee                      1,830          *           670          1,160        *
Somnuck (Nuck) Nakhonthap            Employee                         8,840          *         7,290          1,550        *
Bova Khiane Nakhonthap               Employee                         3,340          *         2,300          1,040        *
Karl B. Offerman                     Employee                         1,000          *         1,000            -          *
James F. Ralph                       Employee                         4,475          *         2,500          1,975        *
David Ricard                         Employee                         5,000          *         5,000            -          *
CJ Rigelsky                          Ex-Employee                     24,475          *        15,575          8,900        *
Stephen A. Rodgers                   Employee                        17,460          *        17,460            -          *
Gary E. Sadler                       Employee                        13,500          *        13,500            -          *
Robert J. Scroop                     Vice President of Engineering   71,600          *        35,000         36,600        *
Gregory D. Shannon                   Employee                         3,000          *         3,000            -          *
Bounkeuth Sisorath                   Ex-Employee                        100          *           100            -          *
Charles R. Stead                     Employee                        28,500          *        28,500            -          *
Len H. Sweetman                      Employee                         2,000          *         2,000            -          *
Dane Tovey                           Ex-Employee                        350          *           350            -          *
Jennifer L. Tozer                    Ex-Employee                        650          *           650            -          *
Vanessa Tran                         Employee                           910          *           910            -          *
Khoai Vuong                          Employee                         1,810          *         1,810            -          *
Nancy Weatherford                    Ex-Employee                        380          *           380            -          *
Anthony D. Weathers                  Employee                         6,000          *         6,000            -          *
William J. West                      Employee                         3,450          *         3,450            -          *
Westlake Family Trust                Employee                        61,368          *        48,568         12,800        *
Edward T. Wilson                     Ex-Employee                        676          *           676            -          *
Victor A. Zammit                     Employee                         2,000          *         2,000            -          *

                       Total                                      4,119,664       38.36%   1,365,500      2,754,164      25.65%

_________________________
*  Indicates ownership of less than one percent.

(1)  Percentage calculations based on 10,738,783 shares of Common
     Stock which amount includes 805,921 shares of Common Stock underlying Options currently outstanding.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have advised the Company that sales of the shares of Common Stock registered hereby may be effected from time to time in transactions (which may include block transactions) in the Nasdaq market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be charged, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares of Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Each of the Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value ("Common Stock"), 9,746,498 of which were issued and outstanding as of Feb. 21, 1997. Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Subject to preferences that may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of the liquidation or dissolution of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding Common Stock is validly issued, fully paid and non-assessable.

     Additional shares of Common Stock may be issued from time to time by the Company. The Articles provide that the Board of Directors has no power to alter the rights of any outstanding shares of Common Stock. Certain other provisions of the Articles affect the rights of holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

PREFERRED STOCK

     As of December 31, 1996, 318,397 shares of Series A Preferred Stock, 731,429 shares of Series B Preferred Stock and 1,286,747 shares of Series C Preferred Stock were issued and outstanding and held of record by 12, six and one shareholders, respectively. All outstanding shares of Series A, B and C Preferred Stock were converted into an aggregate of 2,336,573 shares of Common Stock upon the closing of the Company's initial public offering and such shares of Preferred Stock are no longer authorized, issued or outstanding.

WARRANT

     In connection with the establishment of its bank line of credit in May 1995, the Company issued to Imperial Bank (the "Bank") a warrant (the "Warrant") exercisable to purchase 17,046 shares of Common Stock at $4.40 per share. Pursuant to its terms, the Warrant is exercisable at any time on or after May 15, 1995 and unless exercised, the Warrant will automatically expire on May 15, 2000.

CALIFORNIA LAW AND CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

     The Articles provide for fair price provisions (the "Fair Price Provisions"), that require the approval of the holders of two-thirds of the Voting Stock (as defined therein) and satisfaction of certain minimum price criteria and procedural conditions as a condition to specified business combinations (each a "Business Combination") with any beneficial owner of shares possessing 10% or more of the Voting Stock (a "Major Shareholder").

     A Business Combination includes, among other transactions, the following:
(i) any merger or consolidation of the Company with or into a Major Shareholder;
(ii) any sale, lease, exchange, transfer or distribution to Shareholders or other disposition of a substantial part of the assets of the Company; (iii) the purchase, exchange, lease or other acquisition by the Company of substantially all of the assets of a Major Shareholder; (iv) the issuance of any securities of the Company, 80% or more of which are issued to a Major Shareholder, and (v) any reclassification of the Voting Stock which has the effect of increasing the proportionate amount of Voting Stock which is owned by a Major Shareholder.

     The Fair Price Provisions require, among other things, that the consideration to be paid to the Company's Shareholders in a Business Combination be not less than the higher of (i) the highest price per share paid by the Major Shareholder in acquiring any of the Voting Stock or (ii) an amount which bears the same or greater percentage relationship to the market price of the Voting Stock as the highest price per share determined in item (i) bears to the market price of the Voting Stock prior to the acquisition of the Voting Stock by such Major Shareholder.

     Under Section 710 of the General Corporation Law of California, the Fair Price Provisions constitute a supermajority vote requirement. Section 710 provides that amendments to the articles of incorporation of a California corporation that include a supermajority vote requirement cease to be effective two years after the filing of the most recent filing of the amendment to adopt or readopt the supermajority vote requirement. However, at any time within one year before the expiration date, a supermajority vote requirement may be renewed unless: (i) the Business Combination was approved by the Board of Directors of the corporation prior to the Major Shareholder involved in the Business Combination becoming such; (ii) the Major Shareholder involved in the Business Combination sought and obtained the unanimous prior approval of the Board of Directors to become a Major Shareholder and the Business Combination was approved by not less than eighty percent (80%) of the directors of the corporation; or (iii) the Business Combination was approved by not less than ninety percent (90%) of the directors of the corporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is (800) 767-3330.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for the Company by Baker & McKenzie, San Diego, California.


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          Overland Data, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (i) the Registrant's Registration Statement on Form S-1, filed December 23, 1996, as amended, Registration Statement No. 333-18583 (the "S-1 Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), in which there is set forth the Registrant's audited financial statements for the fiscal year ended June 30, 1996.

          (ii) the Registrant's Form 8-A dated on or about January 29, 1997, and filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 317 of the California Corporations Code permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.


          The Registrant's Articles of Incorporation (the "Articles") and Bylaws (the "Bylaws") provide for the indemnification of directors and officers to the maximum extent permitted by the California Corporations Code and authorize the indemnification by the Registrant of other officers, employees and other agents as set forth in the California Corporations Code. The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Articles and the Bylaws.

          The Underwriting Agreement filed as Exhibit 1.1 to the S-1 Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.


ITEM 8.   EXHIBITS.


  4.1 *   --  Registrant's Amended and Restated Articles of Incorporation.

  4.2 *   --  Registrant's Bylaws.

  4.3 *   --  Specimen Stock Certificate.

  5.1     --  Opinion of Baker & McKenzie.

 23.1     --  Consent of Price Waterhouse LLP, independent accountants.

 23.2     --  Consent of Baker & McKenzie -- Included in Exhibit 5.1.

 24.1     --  Power of Attorney -- Reference is made to page II-4 of this
              Registration Statement.
 99.1 *   --  1996 Employee Stock Purchase Plan adopted December 12, 1996.

 99.2 *   --  1995 Stock Option Plan adopted October 10, 1995.

 99.3     --  1993-A Stock Option Plan adopted November 10, 1993.

 99.4     --  1993 Stock Option Plan adopted December 8, 1993.

 99.5     --  1992-A Non-Qualified Stock Option Plan adopted April 22, 1992.

 99.6     --  1991 Non-Qualified Stock Option Plan adopted May 7, 1991.

 99.7     --  1987 Non-Qualified Stock Option Plan adopted October 13, 1988.

 99.8     --  Scott McClendon Non-Qualified Stock Option Agreement adopted
              October 16, 1991.

---------------------

     * Incorporated by reference from the Registrant's Form S-1 Registration Statement (No. 333-18583), filed December 23, 1996, as amended, under the Securities Act.

ITEM 9.   UNDERTAKINGS.

          A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, (x) that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (y) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (z) that the Registrant shall remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the Registrant's 1995 Stock Option Plan or the 1996 Employee Stock Purchase Plan.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 21st day of February, 1997.

                                   OVERLAND DATA, INC.


                                   By: /s/ SCOTT McCLENDON
                                       ----------------------------------------
                                       Scott McClendon, President and Chief
                                       Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott McClendon and Vernon A. LoForti, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming his signature as it may be signed by said attorney-in-fact to any and all amendments to this Registration Statement.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 21, 1997.



          Signature                                  Title
          ---------                                  -----

  /s/ SCOTT MCCLENDON       President, Chief Executive Officer and Director
--------------------------
      Scott McClendon


  /s/ MARTIN D. GRAY        Vice President, Secretary and Director
--------------------------
      Martin D. Gray


  /s/ VERNON A. LOFORTI     Vice President, Chief Financial Officer and
--------------------------  Assistant Secretary
      Vernon A. LoForti


  /s/ WILLIAM W. OTTERSON   Director
--------------------------
      William W. Otterson


                            Director
--------------------------
     Joseph D. Rizzi


  /s/ JOHN A. SHANE     Director
--------------------------
      John A. Shane

                                 EXHIBIT INDEX


Exhibit No.       Exhibit
-----------       -------

    4.1*     --   Registrant's Amended and Restated Articles of Incorporation.

    4.2*     --   Registrant's Bylaws.

    4.3*     --   Specimen Stock Certificate.

    5.1      --   Opinion of Baker & McKenzie.

   23.1      --   Consent of Price Waterhouse LLP, independent accountants.

   23.2      --   Consent of Baker & McKenzie -- Included in Exhibit 5.1.
   24.1      --   Power of Attorney -- Reference is made to page II-4 of this
                  Registration Statement.

   99.1*     --   1996 Employee Stock Purchase Plan adopted December 12, 1996.

   99.2*     --   1995 Stock Option Plan adopted October 10, 1995.

   99.3      --   1993-A Stock Option Plan adopted November 10, 1993.

   99.4      --   1993 Stock Option Plan adopted December 8, 1993.

   99.5      --   1992-A Non-Qualified Stock Option Plan adopted April 22, 1992.

   99.6      --   1991 Non-Qualified Stock Option Plan adopted May 7, 1991.

   99.7      --   1987 Non-Qualified Stock Option Plan adopted October 13, 1988.

   99.8      --   Scott McClendon Non-Qualified Stock Option Agreement adopted
                  October 16, 1991.

-------------------------

     * Incorporated by reference from the Registrant's Form S-1 Registration Statement (No. 33-18583), filed December 23, 1996, as amended, under the Securities Act.